Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption "Experts" and to the use of our report on Alliance Laundry Holdings Inc. (formerly known as ALH Holding Inc.) dated July 29, 2025, in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-290217) and related Prospectus of Alliance Laundry Holdings Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP
Milwaukee, Wisconsin
September 19, 2025